Exhibit 99.1

GeoMet Announces Amendment to its Bank Credit Agreement

Houston, Texas — August 9, 2012 - GeoMet, Inc. (NASDAQ: GMET) (the “Company”) announced today that it has executed an amendment to its bank credit agreement that extends the time available for the Company to cure the existing borrowing base deficiency.

A summary of the key terms of the amendment include:

•                  Borrowing Base — The borrowing base, currently set at $115 million, will continue to be determined periodically in accordance with the current terms of the credit agreement.  Outstanding loans up to the amount of the borrowing base will be classified as the “Tranche A Loan”, with any additional loans outstanding being classified as the “Tranche B Loan”. Should a future determination of the borrowing base result in a deficiency exceeding $33.6 million, the Company has 30 days to repay such excess. The next borrowing base determination is scheduled to be completed in December of this year.

•                  Maturity Date of Credit Agreement — April 1, 2014

•                  Type of Credit Facility — The credit agreement will no longer provide for loans to be available on a revolving basis.  As a result, the current outstanding loans, once repaid, may not be re-borrowed by the Company.

•                  Mandatory Payments — On the first business day following the 24th day of each month the Company will reduce its loan in an amount equal to the sum of all amounts on deposit in the operating accounts maintained by the Company and any of its subsidiaries, except for (i) all outstanding checks or ACH payments and (ii) an amount equal to $1,000,000.  Such loan reduction shall first be applied toward payment of the outstanding principal under the Tranche B Loan until repaid in full, and then toward payment of the outstanding principal under the Tranche A Loan.

•                  Interest Rates / Fees — The margin on Libor based loans will increase from 2.75% to 3.00% on the Tranche A Loan and to 5.00% on the Tranche B Loan.  The existing unused commitment fee is being replaced with a fee equal to a percentage of the Tranche B Loan outstanding, with such fee being payable on December 1, 2012 and at the end of each 3 month period thereafter through December 1, 2013. This fee will be 0.75% on December 1, 2012 and will increase

0.25% each quarter to a maximum fee of 1.75% on December 1, 2013.  In addition, a fee equal to 0.50% of the initial Tranche B Loan was paid by the Company upon closing of the amendment.

•                  Covenants — All financial covenants have been eliminated.  The Company will be subject to a limitation on capital expenditures in 2012 and 2013 of $1,500,000 and $1,000,000, respectively.  Also, the Tranche B Loan cannot increase as a result of a reduction in the borrowing base determination as of December 2012 by more than 50% of the aggregate principal payments made from the date of the amendment, or by more than 25% of the aggregate principal payments made since the prior determination for any reduction in any borrowing base determination thereafter.

•                  Maximum Loan Balance — Loans outstanding under the credit agreement may not exceed certain amounts over the remaining term of the credit agreement, commencing with a maximum loan balance of $146.2 million at September 30, 2012 and reducing as of the last day of each fiscal quarter through December 31, 2013, at which time the maximum loan balance may not exceed $129.0 million.

Commenting on the amendment Bill Rankin, GeoMet’s President and Chief Executive Officer said, “We are pleased to have reached an agreement that provides time to rectify our current borrowing base deficiency which resulted from the severe and rapid decline in natural gas prices beginning late last year. We believe this agreement was possible due to the Company’s current hedge position and the long life, shallow decline of our natural gas properties.  This structure allows us to continue to operate our properties in a normal manner and to reduce the deficiency with our free cash flow. We believe the unresolved deficiency has been an impediment in our efforts to find a strategic alternative, and this agreement should be constructive in those efforts”.

Forward-Looking Statements Notice

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Except for statements of historical facts, all statements included in the document, including those preceded by, followed by or that otherwise include the words “believe,” “expects,” “anticipates,” “intends,” “estimates,” “projects,” “target,” “goal,” “plans,” “objective,” “should” or similar expressions or variations on such words are forward-looking statements.  These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are the ability of the Company remain in compliance with its bank credit agreement (including the effect of future borrowing base determinations), volatility of future natural gas prices, which have been depressed recently, our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved natural gas reserves, in prospect development and property acquisitions and in projecting future rates of production, the timing of development expenditures and drilling of wells, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports the Company has filed with the SEC. GeoMet undertakes no duty to update or revise these forward-looking statements.

About GeoMet, Inc.

GeoMet, Inc. is an independent energy company primarily engaged in the exploration for and development and production of natural gas from coal seams (“coalbed methane”) and non-conventional shallow gas. Our principal operations and producing properties are located in Alabama, Virginia and West Virginia. We also control non-producing coalbed methane and oil and gas development rights, principally in Alabama, Virginia, and West Virginia.

For more information please contact Stephen M. Smith at (713) 287-2251 (ssmith@geometcbm.com), or visit our website at www.geometinc.com.